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Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE
CONTACT: Brad French Chief Financial Officer 402/453-4444	Stewart Lewack, Joseph Jaffoni Jaffoni & Collins Incorporated 212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS FIRST QUARTER
NET INCOME PER DILUTED SHARE OF $0.06

—2004 First Quarter Profits Exceed 2003 Full Year Profit of $0.04 Per Diluted Share—
—Q1 Revenues Increase 50% to $11.3 Million—

        OMAHA, Nebraska (April 29, 2004) Ballantyne of Omaha, Inc. (OTC BB: BTNE), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three-month period ended March 31, 2004.

        Net revenues for the three months ended March 31, 2004 rose 50% to $11.3 million from $7.5 million in the year-ago period due to a 63% increase in sales of the Company's motion picture projection equipment. Reflecting efficiencies in the manufacturing process, gross profit in the quarter rose 130% to $3.2 million from $1.4 million in the year-ago first quarter. The Company reported net income of $0.9 million, or $0.06 per diluted share, in the first quarter of 2004, compared to a $0.4 million net loss, or a $0.03 loss per diluted share, in the year-ago first quarter. Per share results are based on a weighted average number of shares outstanding of 13,526,233 and 12,608,096 for the first quarters of 2004 and 2003, respectively.

        John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, "As anticipated, we saw increased demand for our motion picture projection equipment during the period, primarily from domestic customers, but also from customers in Asia and Europe. The demand is broad-based, emanating from a wide range of theater owners or equipment distributors and for new equipment and replacement parts alike.

        "Our efforts to improve operating efficiencies and right-size the company in advance of this turnaround are paying off, as margins rose significantly over year-ago levels and we delivered our most profitable quarter since 1999, eclipsing the profits we achieved in all of 2003. This performance immediately benefited our balance sheet with cash increasing to $11.5 million and working capital rising to $21.6 million. At this point in time, we expect favorable industry conditions to continue throughout 2004 and, as such, we expect to continue sustaining current operating performance."

About Ballantyne of Omaha

        Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers. The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

        Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company's products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from management's expectations.

Ballantyne of Omaha Reports 2004 First Quarter Results, 4/29/04

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net revenues	$11,297,412	$7,529,510
Cost of revenues	8,139,678	6,154,183

Gross profit	3,157,734	1,375,327
Operating expenses:
Selling	744,047	774,134
Administrative	1,031,198	1,131,918

Total operating expenses	1,775,245	1,906,052

Income (loss) from operations	1,382,489	(530,725)
Other income (expense)	(39,951)	139,139

Income (loss) before interest and taxes	1,342,538	(391,586)
Net interest income	1,359	9,771

Income (loss) before taxes	1,343,897	(381,815)
Income tax expense	488,902	2,280

Net income (loss)	$854,995	$(384,095)

Net income (loss) per share:
Basic	$0.07	$(0.03)

Diluted	$0.06	$(0.03)

Weighted average shares outstanding:
Basic	12,722,261	12,608,096

Diluted	13,526,233	12,608,096

        Ballantyne of Omaha Reports 2004 First Quarter Results, 4/29/04

Selected Balance Sheet Items

	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$11,536,271	$8,761,568
Accounts receivable, net	6,304,626	6,698,725
Inventories, net	12,417,567	12,459,852
Current portion of long-term debt	24,663	24,253
Long-term debt	61,984	68,306
Customer deposits	2,512,838	566,434
Accounts payable and accrued expenses	6,605,383	7,230,850
Total stockholders' equity	$29,946,604	$29,089,089

        Selected Cash Flow Statement Items    (Unaudited):

	Three Months Ended March 31,
	2004	2003
Net income (loss)	$854,995	$(384,095)
Depreciation and amortization	290,528	316,138
Net cash provided by operating activities	3,169,164	544,315
Capital expenditures	(391,869)	(64,023)
Net cash provided by (used in) investing activities	(391,069)	225,977
Net cash used in financing activities	(3,392)	(3,573)
Net increase in cash & cash equivalents	2,774,703	1,227,861
Cash & cash equivalents at beginning of period	8,761,568	6,276,011
Cash & cash equivalents at end of period	$11,536,271	$7,503,872

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BALLANTYNE OF OMAHA REPORTS FIRST QUARTER NET INCOME PER DILUTED SHARE OF $0.06